EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Media Contacts:	Jennifer Schuricht
702.402.5241
jschuricht@nvenergy.com
	Investor Contact:	Max Kuniansky
702.402.5627
mkuniansky@nvenergy.com

NV ENERGY SHAREHOLDERS APPROVE MIDAMERICAN MERGER

LAS VEGAS – SEPTEMBER 25, 2013 – NV Energy, Inc. (NYSE: NVE) announced today that NV Energy shareholders approved the previously announced merger agreement providing for the acquisition of NV Energy by MidAmerican Energy Holdings Company. The transaction, which is expected to be completed in the first quarter of 2014, remains subject to customary closing conditions, including approvals from the Federal Energy Regulatory Commission and the Public Utilities Commission of Nevada.

Michael Yackira, President and Chief Executive Officer for NV Energy, said “We are pleased that our shareholders have decidedly approved the merger agreement with MidAmerican. We will now turn our focus to the remaining approvals needed to complete the transaction.”

NV Energy, Inc.

Headquartered in Las Vegas, NV Energy, Inc. is a holding company whose principal subsidiaries, Nevada Power Company and Sierra Pacific Power Company, are doing business as NV Energy. Serving a combined service territory of nearly 46,000 square miles, NV Energy provides a wide range of energy services and products to approximately 2.4 million citizens of Nevada and nearly 40 million tourists annually.

Forward-Looking Statements

This document may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the future performance of NV Energy, Inc. (the “Company”). When the Company uses words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate” or similar expressions, it is making forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties. The Company’s expected results may not be achieved, and actual results may differ materially from expectations. This may be a result of various factors, including the risk that the transaction will not be consummated due to a failure to satisfy the unsatisfied closing conditions to the transaction, including the receipt of certain regulatory approvals; the risk that an event, effect or change occurs that gives rise to a termination of the definitive agreement entered into with MidAmerican; the risk that the Company or MidAmerican will be unable to perform certain obligations under the transaction agreements; the risk relating to unanticipated difficulties and/or expenditures relating to the transaction; the risk of an adverse judgment or other negative outcome from any of the legal proceedings that were, or may be, filed against the Company and others regarding the proposed transaction; and the risk that the proposed transaction disrupts current plans and operations and creates potential difficulties in employee retention. There are other factors outside the control of the Company that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including the risks related to future economic conditions, changes in the rate of industrial, commercial and residential growth in their service territories; the risks related to the Company’s ability to procure sufficient renewable energy sources in each compliance year to satisfy the Nevada Renewable Energy Portfolio Standard, the effect of future or existing Nevada or federal laws or regulations affecting the electric industry, changes in environmental laws and regulations, construction risks, including but not limited to those associated with the ON Line project; the risks related to the Company’s ability to maintain access to the capital markets for general corporate purposes and to finance construction projects, employee workforce factors, unseasonable weather, drought, wildfire and other natural phenomena, explosions, fires, accidents, vandalism or mechanical breakdowns that may occur while operating and maintaining an electric and natural gas system; the risks related to the Company’s ability to purchase sufficient fuel, natural gas and power to meet its power demands and natural gas demands for Sierra Pacific Power Company d/b/a NV Energy; financial market conditions; the direct or indirect effects on the Company’s business resulting from terrorist incidents and the threat of terrorist incidents; cyber security risks, including the risk that actual or anticipated cyber attacks may cause the Company to incur increased costs; and unfavorable rulings, penalties or findings in the Company’s rate or other state and federal regulatory proceedings, investigations or cases. Further risks, uncertainties and assumptions that may cause actual results to differ from current expectations pertain to weather conditions, customer and sales growth, plant outages, operations and maintenance expense, depreciation and allowance for funds used during construction, interest rates and expense, cash flow and regulatory matters. Unless the context suggests otherwise, references herein to “NVE” or “NV Energy” or the “Company” include the consolidated subsidiaries of the Company, including Nevada Power Company d/b/a NV Energy and Sierra Pacific Power Company d/b/a NV Energy.

Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the Company are contained in its Annual Report on Form 10-K for the year ended December 31, 2012, and quarterly reports on Form 10-Q for the periods ended March 31, 2013 and June 30, 2013, filed with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this document. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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